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Exhibit 21.1 Subsidiaries


Amkor, Inc., a Delaware corporation
AK Industries, Inc., a Texas corporation
Amkor-Anam, Inc., a Texas corporation
Amkor International Holdings, Ltd., a Cayman Islands company
First Amkor Cayman Islands, Ltd., a Cayman Islands company
Amkor/Anam Advanced Packaging, Inc., a Philippines corporation ("P3") Amkor/Anam Pilipinas, Inc., a Philippines corporation ("P1")
Automated Microelectronics Inc., a Philippines corporation ("P2")
T.L. Limited, a Cayman Islands company
C.I.L. Limited, a Cayman Islands company
Amkor/Anam EuroServices S.A.R.L., a French company
Amkor Wafer Fabrication Services, S.A.R.L., a French company
Amkor Receivables Corp., a Delaware corporation